                                                           EXHIBIT 1.A.(5)(a)(1)

[LOGO] MERRILL LYNCH

                          Merrill Lynch Life Insurance Company
                          Home Office:  Little Rock, Arkansas
                          Variable Life Service Center: P.O. Box 9025, Springfield, Massachusetts 01102-9025
                          Telephone:  1-800-354-5333
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                          INSURED NO. 1            RICHARD ROE
                          INSURED NO. 2            JANE ROE
                          POLICY NUMBER            SPECIMEN


                          Flexible Premium Joint And Last Survivor Variable Universal Life Insurance Policy

                          This policy is a legal contract between its owner and us. Please read it carefully. In this policy, the word you refers to the owner shown on the policy schedule. We, us and our refers to Merrill Lynch Life Insurance Company.

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Death Benefit             We will pay the death benefit proceeds to the
Provided By This          beneficiary when we receive due proof of the death of
Policy                    the last surviving insured.   At issue, the death
                          benefit equals this policy's initial face amount plus any additional insurance rider face amount.
                          Afterwards, the death benefit may increase or decrease on any day, depending on this policy's investment results, but will never be less than this policy's face amount. The duration for which the death benefit is in effect may vary with the investment results, but will never be less than this policy's guarantee period. For details on death benefit proceeds and the guarantee period, see
                          Insurance Benefits.

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Cash Value Benefits       During the lifetime of the last surviving insured
Provided By This          while this policy is in effect we provide cash value
Policy                    benefits and other important rights as described in
                          this policy.

                          The cash value may increase or decrease on any day,
                          depending on the investment results for this policy.
                          No minimum amount is guaranteed.  For information on
                          cash surrender values, see Policy Benefits For The
                          Owner.
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Investment Results        You may allocate this policy's total investment base
This Policy               among the investment For divisions.  Each division
                          invests in a designated investment portfolio. Cash values and death benefits may increase or decrease depending on the investment experience of these investment divisions, the allocation of the policy's investment base among the divisions and the timing and amount of all premiums. For details, see How
                          Variable Life Insurance Works.
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VUL92 SPECIMEN

Right To Examine          This policy may be returned on or before the end of
That This Policy          the free look period.  period ends at the later
                          of ten days after you receive this policy, 45 days after you execute the application, or ten days after we mail or deliver to you the Notice of Withdrawal
                          Rights.  Mail  to us or to the agent who sold it.
                          The returned policy will be treated as if we never issued it. We will promptly return the premium paid.


                          /s/ BARRY G. SKOLNICK                     /s/ ANTHONY J. VESPA
                          ---------------------                     --------------------
                              Barry G. Skolnick                         Anthony J. Vespa
                                Secretary                                 President

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Flexible Premium Joint    Variable universal life insurance payable upon death
And Last Survivor         of the last surviving insured.  Death benefit subject
Variable Universal Life   to guaranteed minimum during guarantee period.
Insurance Policy          Guaranteed minimum is policy's face amount.
                          Flexible premiums. Non-participating. Investment results reflected in policy benefits.





VUL92 SPECIMEN                            - 2 -

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                          Policy Contents

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
                          Policy Schedule                                                              Page 3
                          Definitions                                                                       4
                          Introduction to This Policy                                                       5
                          Premium Payments                                                                  7
                          How Variable Life Insurance Works                                                 9
                          Policy Benefits for The Owner                                                    13
                          Insurance Benefits                                                               16
                          Choosing An Income Plan                                                          18
                          Other Important Information                                                      21
                          Appendix 1                                                                       23
                          Appendix 2                                                                       24
                          A copy of the application (s) and any additional benefit riders and endorsements are at the back of this policy.





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Policy Schedule           The Policy Schedule comes right after this
                          page. It gives specific facts about this policy and its coverage. Please refer to it while reading this policy.





VUL92 SPECIMEN                                       - 3 -

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Policy Schedule

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Insured No. 1                     Richard Roe
No. 1 Issue Age/Sex               35 Male
No. 1 Underwriting Class          Standard Non-Smoker

Insured No. 2                     Jane Roe
No. 2 Issue Age/Sex               35 Female
No. 2 Underwriting Class          Standard Non-Smoker

Initial Premium                   $25,000.00
Initial Face Amount               $1,000,000.00

Base Premium                      $5,636.82

Initial Additional Insurance
Rider Face Amount                 $500,000.00

Issue Date                        September 30, 1992
Policy Date                       September 30, 1992
Policy Number                     SPECIMEN

Owner                             Jane Roe

Initial Guarantee Period  The Initial Guarantee period is 33.50 years.

((Sales Load                      (only included if applicable regulations
                                  under the Investment Company Act of 1940 require a reduced sales load) ))

Riders                            (( Additional Insurance Rider (only if
                                  elected) ))
                                  Policy Split Rider

                                     (( This is a Modified Endowment
                                     Contract.))





VUL92 SPECIMEN                                       - 4 -

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                          DEFINITIONS

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Owner                     The owner has the rights and options as described in
                          this policy.  The owner is shown on the Policy
                          Schedule.
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Beneficiary               The beneficiary is the person to whom we pay the
                          proceeds upon the death of the last surviving insured.
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Base Premium              The base premium is the amount equal to the level
                          annual premium necessary for the face amount of the policy to endow on the policy anniversary nearest the younger insured's 100th birthday. We assume a 5% annual rate of return on the base premium less premium loading and guaranteed maximum cost of insurance rates shown in Appendix 1. Once determined, the base premium will not change. The base premium is shown on the Policy Schedule.
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Separate Account          The Merrill Lynch Variable Life Separate Account is
                          governed by the laws of Arkansas, our state of
                          domicile.
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Total Investment          The total investment base is the amount that this
Base                      policy provides for investment at any time.  It is
                          the sum of the investment base in each of the investment divisions.
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Fixed Base                The fixed base on the policy date of this policy
                          equals this policy's cash value. Thereafter, the fixed base is calculated in the same manner as the cash value except that all calculations are based on the guaranteed maximum cost of insurance rates and a 5% annual rate of interest. The fixed base calculation does not reflect policy loans and repayments.
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Cash Value                The cash value on any date equals the total
                          investment base, plus policy debt, less any accrued net loan cost since the last policy anniversary (or since the policy date during the first policy year), plus any unearned charges for cost of insurance and rider costs.
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Variable Insurance        The variable insurance amount equals the cash value
Amount corridor factor for the younger insured at his or her attained age multiplied by the sum of cash value plus any excess sales load as calculated under applicable regulations in effect under the Investment Company Act of 1940. The variable insurance amount will vary daily based on the investment results, any premium payments made, any partial withdrawals taken and any loans taken.





VUL92 SPECIMEN                                       - 5 -

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Variable Insurance        In no event will the variable insurance amount be
Amount (Continued)        less than that required to keep this policy qualified
                          as life insurance under the federal income tax laws.
                          The table of cash value corridor factors is shown in
                          Appendix 2.
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Guarantee Period          The guarantee period is the period for which the
                          policy face amount and any additional insurance rider face amount are guaranteed to remain in effect unless debt exceeds certain values. It is calculated assuming the cash value accrues interest at an annual rate of 5% and guaranteed maximum cost of insurance rates and rider costs are deducted.





VUL92 SPECIMEN                                       - 6 -

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                          INTRODUCTION TO THIS POLICY
                          This policy insures the lives of the insureds listed
                          on the Policy Schedule.  Insured No. 1 is the owner
                          of this policy unless another owner has been named in
                          the application.  If there is more than one owner,
                          the owners must exercise their rights and options
                          jointly.  We reserve the right to limit the number of
                          owners.
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This Policy Is A          This policy is a contract between you and us.  We
Contract                  provide insurance coverage and other benefits as
                          stated in this policy.  We do this in return for a
                          completed application and payment of the initial
                          premium.
                          Whenever we use the word policy, we mean the entire
                          contract.  The entire contract consists of:
                                  -        the basic policy;
                                  -        the attached copy of the initial
                                           application and medical exam(s);
                                  - all attached subsequent applications and amendments to change the basic policy; and
                                  -        any riders or endorsements.
                          Riders and endorsements add provisions or change the
                          terms of the basis policy.
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Dates And Ages            The following dates and ages are referred to in this
Referred To In This       policy.
Policy                    DATE OF ISSUE
                          This is the date this policy is issued at our Service
                          Center.  The contestable and suicide periods are
                          measured from this date.
                          POLICY DATE
                          This date is used to determine policy processing
                          dates, policy years and anniversaries.  It is
                          generally one business day after the premium is
                          received by us.  See the Policy Schedule.  The policy
                          date may or may not be the same as the date of issue.
                          The policy processing dates are the days when we
                          deduct charges.  They are the policy date and the
                          same day of the month as the policy date at the end
                          of each successive three month period.  A policy
                          processing period is the period between successive
                          policy processing dates.
                          ISSUE AGE
                          For each insured, this is the insured's age on the
                          insured's birthday nearest to the policy date.
                          ATTAINED AGE
                          For each insured, this is the insured's age plus the
                          number of full years elapsed since the policy date.
                          MATURITY DATE
                          The maturity date of this policy is the policy
                          anniversary nearest the younger insured's 100th
                          birthday.
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Right To Name A           You may name a contingent owner.  If you die before a
Contingent Owner          death benefit is payable under this policy, your
                          interest in this policy will then pass to the contingent owner. If there's no contingent owner, your interest will pass to your estate.





VUL92 SPECIMEN                                       - 7 -

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The Beneficiary           Upon the death of the last surviving insured, we pay
                          the death benefit proceeds to the primary
                          beneficiary.  If the primary beneficiary (whether or
                          not irrevocable) has died, the proceeds are paid to
                          any contingent beneficiary.  If there is no surviving
                          beneficiary, we pay the proceeds to the estate of the
                          last surviving insured.  One or more persons may be
                          named as primary beneficiaries or contingent
                          beneficiaries.  In that case we will assume the
                          proceeds are to be paid in equal shares to the
                          surviving beneficiaries.  The owner can specify other
                          than equal shares.  If an irrevocable beneficiary has
                          been designated, you and the irrevocable beneficiary
                          must act together to exercise certain rights and
                          options under this policy.
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Change Of Owner Or        During either insured's lifetime, with the consent of
Beneficiary               any irrevocable beneficiary, you can transfer
                          ownership of this policy and change the beneficiary.
                          to do this, you must send us written notice of the
                          change in a form satisfactory to us. The change will
                          take effect as of the day the notice is signed.
                          However, the change will not affect any payment made
                          or action taken by us before receipt of the notice of
                          the change at our Service Center.
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Sending Notice To Us      Any written notices or requests should be sent to our
                          Service center in a form satisfactory to us. The address is shown on the front of this policy. Please include your name, the names of the insureds and the policy number.





VUL92 SPECIMEN                                       - 8 -

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                          PREMIUM PAYMENTS
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When To Pay               Payment of the initial premium is required to put
The Premiums              this policy in effect.  amount of the initial
                          premium is shown on the Policy Schedule.
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Where To Pay
Premiums                  Pay the premiums to our Service Center.
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Additional Premiums       After the end of the free look period, if an insured
                          is alive, the owner may pay additional premiums under this policy. To make an additional premium payment, the owner must provide us with notice at our Service
                          Center. We reserve the right to return any portion of the additional premiums that would cause this policy to become a modified endowment contract, under applicable tax law as interpreted by us, unless you consent. We may also return any portion of the additional premium that would cause this policy to fail to qualify as life insurance under applicable tax laws as interpreted by us. Any amount of additional premium beyond that necessary to extend the guarantee period to the whole of life of the younger insured will be returned to you.

                          The minimum additional premium is $100. Unless otherwise specified by the owner, if there is any policy debt, any additional premiums paid will be applied as a loan repayment with any excess used as an additional premium. See Policy Loans.

                          As of the policy processing date on or next following the date of receipt and acceptance of an additional premium the guarantee period may increase. See The Guarantee Period.

                          The variable insurance amount will also reflect this
                          premium.
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Allocation of             As of the date we receive and accept an additional
Additional Premiums       premium payment, the increase in the total investment
                          base will be allocated among the investment divisions
                          in accordance with instructions from the owner.  If no
                          such instructions are received by us, allocation will
                          be among the investment divisions in the same
                          proportion as the investment base in each division
                          bears to the total investment base as of the date we
                          receive and accept the premium.
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Premium Loading           As of the date we receive and accept any premium:
                                        The investment base will increase by
                                        the amount of the payment less:  (1)
                                        a sales load of 46.25% of each
                                        payment through the second base
                                        premium and 1.25% of each base
                                        premium paid after the second; (2) a
                                        premium tax charge of 2.50% of each
                                        premium paid; (3) a charge for
                                        federal taxes of 1.25% of each
                                        premium paid.  These charges are
                                        deducted before allocation to
                                        applicable investment divisions.





VUL92 SPECIMEN                                       - 9 -

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Premium Loading           We may also deduct a charge for other assessments of
(Continued)               federal premium taxes or federal, state or local
                          excise, profits or income taxes measured by or attributable to the receipt of premiums. We also reserve the right to deduct from the separate account any taxes imposed on the separate account earnings.

                          If your sales load will be less than the sales load described above, it will be shown on the Policy Schedule. In no event will the sales load exceed the amount permitted by applicable regulations in effect under the investment Company Act of 1940.
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Grace Period              After the end of the guarantee period, we will
                          terminate this policy at the end of the grace period if the quarterly charges are greater than the cash value on a policy processing date.

                          The grace period will end 61 days after we mail a
                          notice to the owner that we may terminate this policy
                          because of insufficient cash value.  To avoid
                          termination, you must pay us an amount which after
                          deducting premium loading equals at least three (3)
                          times the charges that were due on the policy
                          processing date on which we determined that the cash
                          value was insufficient.  However, see POLICY LOANS.
                          This amount will be specified on the notice we send.
                          If we do not receive such amount at our Service
                          Center before the end of the grace period, this
                          policy will terminate.  At that time, we deduct any
                          charges for cost of insurance and rider costs
                          applicable to the grace period and refund to you any
                          unearned charges for cost of insurance and rider
                          costs.  If the last surviving insured dies during the
                          grace period, we will pay the beneficiary the
                          insurance benefits as described in PROCEEDS PAYABLE
                          TO THE BENEFICIARY.
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How To Reinstate          If we have terminated this policy at the end of the
This Policy               grace period, you may reinstate it provided neither
                          insured died between the date we terminated this policy and the effective date of reinstatement if:

                                  -        You ask for reinstatement within
                                           three (3) years after the end of
                                           the grace period;
                                  -        We receive satisfactory evidence of
                                           the insureds' insurability; and
                                  -        You pay us at least the minimum
                                           premium for which we would then
                                           issue this policy based on the
                                           policy year and underwriting class
                                           of both insureds as of the effective
                                           date of the reinstated policy.

                          The effective date of the reinstated policy will be the policy processing date on or next following the date we approve the reinstatement application.





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                          HOW VARIABLE LIFE INSURANCE WORKS

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The Separate Account      The variable life insurance benefits under this
                          policy are provided through investments made in the separate account. This account is kept separate from our general account and any other separate accounts we may have. It is used to support variable life insurance policies and may be used for other purposes permitted by applicable laws and regulations. We own the assets in the separate account. Assets equal to the reserves and other liabilities of the account will not be charged with liabilities that arise from any other business we conduct. However, we may transfer to our general account assets which exceed the reserves and other liabilities of the separate account.

                          The separate account will invest in mutual funds, unit investment trusts and other investment portfolios which we determine to be suitable for this policy's purposes. The separate account is a unit investment trust under federal securities laws. It is registered with the Securities and Exchange Commission (SEC) under the Investment Company Act of 1940.

                          Income, realized and unrealized gains or losses from assets in the separate account are credited to or charged against the account without regard to other income, gains or losses in our other separate accounts or general account.
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Investment Divisions      The separate account is divided into investment
                          divisions. Each investment division invests in a designated investment portfolio. The divisions and the investment portfolios in which they invest are described in the prospectus.

                          Each investment division will be valued at the end of each valuation period. A valuation period is each business day together with any non-business days before it. A business day for a division is any day the New York Stock Exchange (NYSE) is open for trading or any day in which the SEC requires that the mutual funds, unit investment trusts or other investment portfolios be valued.
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Changes To The            We may from time to time make additional investment
Account                   divisions available.  These Separate
                          divisions will invest in investment portfolios we find suitable for this policy. We also have the right to eliminate investment divisions from the separate account, to combine two or more investment divisions or to substitute a new portfolio for the portfolio in which an investment division invests. A substitution may become necessary if, in our judgment, a portfolio no longer suits the purposes of this policy. This may happen due to a change in laws or regulations, or a change in a portfolio's investment objectives or restrictions, or because the portfolio is no longer available for investment or for some other reason. We would get any required prior approval from the insurance department of our state of domicile before making such a substitution. We would also get any required prior approval from the SEC and any other required approvals before making such a substitution.

                          Subject to any required regulatory approvals, we reserve the right to transfer assets of the separate account or of an investment division, which we determine to be associated with the class of policies to which this policy belongs, to another separate account or investment division.





VUL92 SPECIMEN                                     - 11 -

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Changes To The            When permitted by law, we reserve the right to:
Separate Account
(Continued)                       -        Deregister the separate account as a
                                           management investment company under
                                           the Investment Company Act of 1940;
                                  -        Operate the separate account as a
                                           management investment company under
                                           the Investment Company Act of 1940;
                                  -        Restrict or eliminate any voting
                                           rights of policyowners or other
                                           persons who have voting rights as to
                                           the separate account; and
                                  -        Combine the separate account with
                                           other separate accounts.
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Allocation of Total       The owner selects the divisions to which to allocate
Investment Base           the total investment base.  The maximum number of
                          divisions to which the total investment base may be allocated at any one time is five (5).

                          The owner can change the allocation of the total
                          investment base among the investment divisions.  The
                          number of allocation changes per year is unlimited.
                          We reserve the right to charge up to $25 for each
                          transfer in excess of six (6) per year.  No
                          allocation changes are allowed during the free look
                          period.  To make a change, the owner must provide us
                          with satisfactory notice at our Service Center.  The
                          change will take effect when we receive the notice.
                          Our calculations will reflect the change.
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Investment Base In        ON THE POLICY DATE
Each Investment           On the policy date, your initial premium is reduced
See Division              by the premium loading.  PREMIUM LOADING.  The balance
                          is your total investment base which is allocated to the Money Reserve investment division. Then we deduct quarterly charges. The resulting amount remains in the Money Reserve investment division at least until the end of the free look period. After that, upon notice in a form satisfactory to us, you may allocate any portion of your total investment base to other investment divisions. See Allocation Of Total
                          Investment Base. After the free look period, the owner may pay allocation premiums under this policy. See
                          Additional Premiums.

                          ON EACH SUBSEQUENT BUSINESS DAY
                          On each subsequent business day, the investment base in each division is an amount calculated as follows:
                          (1) We take the investment base in the division at the end of the preceding valuation period.
                          (2) We multiply (1) by the division's net rate of return for the current valuation period.
                          (3)     We add (1) and (2).
                          (4) We add to (3) any premiums allocated to the division during the current valuation period less any premium loading deducted before allocation.
                          (5) We add to (4) any loan repayments received and subtract from (4) any borrowed amounts which are allocated to the division during the current valuation period.
                          (6) We add any amounts transferred to the investment division and subtract any amounts transferred from the investment division since the end of the preceding valuation period.





VUL92 SPECIMEN                                     - 12 -

                          (7)     If the business day is a policy processing
                                  date, we subtract from (6) the following
                                  amounts allocated to that division for the
                                  next policy processing period (sometimes
                                  referred to as quarterly charges):
                                        (a)     cost of insurance;
                                        (b)     any other fees we describe in
                                                this policy; and
                                        (c)     any rider charges deducted from
                                                the investment base. If a
                                                policy processing date is on
                                                a policy anniversary, we also
                                                subtract:
                                        (d)     any net loan cost.
                                  All amounts in (7) will be allocated to each
                                  division in the same proportion as (3) bears
                                  to the total investment base.
                          (8)     If the charges in (7) exceed the amount in
                                  (6), we will notify you of the amount due.
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Charges Deducted          COST OF INSURANCE
From Investment Base      We will determine the cost of insurance on each
                          policy processing date as follows:
                          (1)     We determine the policy's net amount at risk
                                  as of the policy processing date, which is equal to:
                                        (a)     the death benefit as of the
                                                policy processing date
                                                adjusted for interest at the
                                                rate of 5% per year, less
                                        (b)     the cash value as of the policy
                                                processing date but before
                                                deduction for the cost of
                                                insurance.
                          (2)     We divide (1) by $1,000.
                          (3)     We determine the current cost of insurance
                                  rate per $1,000 based on the policy year, sex and underwriting class of both insureds.
                          (4)     We multiply (2) by (3).

                          We may change the current cost of insurance rates per $1,000 from time to time. Any change in the current rates will be as described in CHANGES IN POLICY COST FACTORS. They will never be more than the guaranteed maximum cost of insurance rates per $1000 shown in Appendix 1.

                          OTHER DEDUCTIONS
                          The net loan cost is described in the Policy Loans provision. The cost and frequency of deduction of any benefits from riders are shown on the Policy Schedule unless otherwise provided for in the rider. An asset charge at a daily rate of .002466% (equivalent to .90% annually in advance) and a trust charge at a daily rate currently of .000933% (equivalent to .34% annually in advance) are deducted from appropriate investment divisions in the separate account.

                          We reserve the right to increase the trust charge but in no event above a daily rate of .001373% (equivalent to .50% annually in advance).





VUL92 SPECIMEN                                     - 13 -

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What Happens On The       If part of the total investment base is allocated to
Maturity Date Of An       an investment division that has a maturity date,
                          then, unless otherwise specified by the owner, the
Investment Division       amounts in that division as of the maturity date will
                          be allocated to the Money Reserve investment
                          division.  We will notify the owner 30 days in advance
                          of the maturity date.  To elect an allocation to other
                          than the Money Reserve investment division, the owner
                          must provide satisfactory notice to us at least seven
                          (7) days prior to the maturity date.  The allocation
                          on a maturity date will not be considered a change in
                          the allocation of the investment base for purposes of
                          the number of changes permitted before a charge may be
                          applied.
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Measurement of            The investment experience of an investment division
Investment Experience     is determined at the end of each division's valuation
                          period.

                          INDEX OF INVESTMENT EXPERIENCE
                          We use an index to measure changes in each investment division's experience during a valuation period. We set the index at $10 when the first investments in that division were made. The index for a current valuation period equals the index for the preceding valuation period multiplied by the experience factor for the current period.

                          HOW WE DETERMINE THE EXPERIENCE FACTOR
                          The experience factor for an investment division's valuation period reflects the investment experience of the portfolio in which the division invests as well as the charges assessed against the division. The factor is calculated as follows:


                          (1) We take the net asset value as of the end of the current valuation period of the portfolio in which the division invests.
                          (2) We add to (1) the amount of any dividend or capital gains distribution declared during the current valuation period for the investment portfolio. We subtract from that amount a charge for our taxes, if any.
                          (3) We divide (2) by the net asset value of the portfolio at the end of the preceding valuation period.
                          (4) We subtract the daily asset charge for each day in the valuation period. This charge is to cover expense, mortality and minimum death benefit guarantee risks that we are assuming.
                          (5)     For any divisions investing in unit
                                  investment trusts only, we subtract an
                                  additional charge equal to the daily trust charge for each day in the valuation period. This charge is to cover the actual costs incurred in the purchase or sale of units of the trusts.

                          The net asset value of an investment company's shares held in each investment division shall be the value reported to us by the investment company. Such net asset value will be net of any investment advisory fees and other expenses of such investment company.

                          Calculations for divisions investing in the mutual fund portfolios are made on a per share basis. Calculations for divisions investing in unit investment trusts are on a per unit basis.





VUL92 SPECIMEN                                     - 14 -

--------------------------------------------------------------------------------

Net Rate Of Return        Here's how to determine an investment division's net
For An Investment         rate of return for a valuation period: Division
                          (1)     We determine the change in the division's
                                  index from the preceding valuation period to the current valuation period.
                          (2)     We divide this by the index for the preceding
                                  valuation period.

                          We follow a consistent method for longer periods of time.





VUL92 SPECIMEN                                     - 15 -

--------------------------------------------------------------------------------
                 POLICY BENEFITS FOR THE OWNER
                          There are important rights and benefits that are available to the owner of this policy during the lifetime of either insured. Many of these rights and benefits are enumerated in this section.
--------------------------------------------------------------------------------

Partial Withdrawal        REQUIREMENTS FOR EACH PARTIAL WITHDRAWAL
                          Each partial withdrawal is subject to the following requirements:
                                        The minimum partial withdrawal is
                                        $1,000.  The remaining cash value
                                        less any policy debt following a
                                        partial withdrawal must equal or
                                        exceed $5,000.  Withdrawals are
                                        permitted once each policy year,
                                        beginning in policy year 16.  The
                                        amount of a partial withdrawal may
                                        not exceed the loan value as of the
                                        effective date of a partial
                                        withdrawal, less any existing policy
                                        debt as of such date.  A partial
                                        withdrawal may not be repaid.

                          REQUESTING A PARTIAL WITHDRAWAL
                          The request for a partial withdrawal must be in a form satisfactory to us. The effective date of the withdrawal will be the date the request is received at our Service Center.

                          EFFECT OF A PARTIAL WITHDRAWAL ON TOTAL INVESTMENT BASE, CASH VALUE AND DEATH BENEFIT
                          As of the effective date of a partial withdrawal:
                                        The total investment base, cash value,
                                        fixed base and, if you have elected
                                        death benefit Option 1, the face
                                        amount of this policy, each will be
                                        reduced by the amount of the partial
                                        withdrawal.
                                        The reduction in the total investment
                                        base will be allocated among the
                                        investment divisions in accordance
                                        with your instructions.  If no such
                                        instructions are received by us,
                                        allocation will be among the
                                        investment divisions in the same
                                        proportion as the investment base in
                                        each division bears to the total
                                        investment base as of the effective
                                        date of the partial withdrawal.
                                        The variable insurance amount will
                                        reflect the partial withdrawal.

                          As of the policy processing date on or next following the effective date of a partial withdrawal, the guarantee period will decrease.

                          EFFECT OF A PARTIAL WITHDRAWAL ON GUARANTEED PERIOD As of the policy processing date on or next following the effective date of a partial withdrawal, the guarantee period will decrease as follows:
                          (1) We determine the immediate decrease in cash value resulting from the partial withdrawal.
                          (2) We add to (1) interest at the annual rate of 5% for the period from the date of the withdrawal to the policy processing date on or next following such date. This is the guarantee adjustment amount.
                          (3) We subtract the guarantee adjustment amount from the fixed base and use the new fixed base to calculate a new guarantee period.





VUL92 SPECIMEN                                     - 16 -

--------------------------------------------------------------------------------

Partial Withdrawal        WHEN WE WILL PAY THE PARTIAL WITHDRAWAL
(Continued)               We'll usually pay the amount of the partial
                          withdrawal within seven (7) days after we receive a
                          request satisfactory to us.  But we may delay paying
                          the amount of the partial withdrawal when:
                                  -        The NYSE is closed for trading
                                           except for a normal holiday closing;
                                  -        The SEC determines that a state of
                                           emergency exists; or
                                  -        An order of the SEC permits a delay
                                           for the protection of policyowners.
--------------------------------------------------------------------------------

Cash Value Benefits       SURRENDERING YOUR POLICY
                          You can surrender this policy at any time and receive its cash value less any policy debt. This amount may be paid in cash or under one or more income plans.
                          See CHOOSING AN INCOME PLAN. To surrender this policy, the owner must return it to our Service
                          Center with a signed request for surrender in a form satisfactory to us. The right to a death benefit will end on the date the request is sent to us. The cash value will vary daily. We will determine the cash value as of the date we receive this policy and the signed request at our Service Center. We will usually pay the cash value less any policy debt within seven (7) days. But we may delay payment when we are not able to determine the amount because:
                                        The NYSE is closed for trading except
                                        for a normal holiday closing; The
                                        SEC determines that a state of
                                        emergency exists; or An order of the
                                        SEC permits a delay for the
                                        protection of policyowners.

                          If the policy is surrendered during the first two policy years, we will refund a part of the sales load to the extent required by regulations in effect under the Investment Company Act of 1940.
--------------------------------------------------------------------------------

Policy Loans              You may borrow money from us.  The maximum amount you
                          may borrow is the loan value. This policy will be the only security we require for the loan. A loan may be taken any time this policy is in effect. You may repay all or part of the loan at any time while either insured is living.

                          LOAN VALUE
                          The loan value is 90% of the cash value. The maximum loan amount that may be borrowed at any time is the difference between the loan value and the policy debt. The minimum permissible amount of any loan and minimum repayment amount are each $1,000.





VUL92 SPECIMEN                                     - 17 -

--------------------------------------------------------------------------------

Policy Loans              INTEREST AND NET LOAN COST
(Continued)               Interest accrues (builds up) each day on your
                          outstanding loan. The sum of all outstanding loans plus accrued interest is called policy debt. The amount held in the general account for loans (see
                          EFFECT OF A LOAN) earns interest. On each policy anniversary, the investment base is increased by the interest earned on the amount held in the general account and decreased by the interest accrued on policy debt. The difference between the interest accrued on the policy debt and the interest earned on the amount held in the general account is called the net loan cost.

                          The net loan cost will be calculated as follows:
                          (1) We determine the policy debt as of the previous policy anniversary and take into account loans and repayments made during the policy year.
                          (2) We multiply (1) by the loan interest rate less the annual rate of interest earned on the amount held in the general account for loans.

                          The maximum loan interest rate is 6% per year. The amount held in the general account for loans earns interest at a minimum rate of 4% annually.

                          Interest payments are due at the end of each policy year. If interest isn't paid when due, an amount equal to the interest due will be added to your outstanding loan amount and interest will accrue on this new loan amount.

                          The loan interest rate and the annual rate of interest earned on the loan amount transferred to the general account are set on each policy anniversary.

                          EFFECT OF A LOAN
                          An amount equal to the loan will be transferred out of the separate account and into our general account. At the time of a repayment, an amount equal to a repayment will be transferred out of the general account and into the separate account. A policy loan and the net loan cost reduce the total investment base while repayment of a loan will cause an increase in the total investment base. Loans, repayments and the net loan cost will be allocated among the investment divisions in accordance with your instructions. You may change that allocation by sending satisfactory notice to us. If no such instructions are on record, the loan, repayment or net loan cost will be allocated in the same proportion as the investment base in each division bears to the total investment base as of the date of the loan, repayment or deduction of net loan cost.

                          A loan, WHETHER OR NOT REPAID, will have a PERMANENT EFFECT on the cash values and may have a permanent effect on the death benefits. If not repaid, the policy debt will reduce the amount of death benefit proceeds and cash value benefits.

                          Loans and repayments during a policy year will affect our calculations.





VUL92 SPECIMEN                                     - 18 -

--------------------------------------------------------------------------------

Policy Loans              INTEREST AND NET LOAN COST (CONTINUED)
(Continued)               If on the policy processing date, the policy debt
                          exceeds the larger of:
                                  (a)      The cash value plus any excess
                                           sales load calculated in accordance
                                           with applicable regulations in
                                           effect under the Investment Company
                                           Act of 1940 less quarterly charges
                                           and
                                  (b)      the fixed base,

                          we will terminate this policy. We will not do this, however, until 61 days after we mail notice of our intent to terminate. We will notify you at your last known address. Upon termination, we deduct any charges for cost of insurance and rider costs applicable to the 61 day period and refund to you any unearned charges for cost of insurance and rider costs.

                          WHEN WE WILL MAKE THE LOAN
                          We will usually loan the money within seven (7) days after we receive a request in a form satisfactory to us. But we may delay making the loan when we are not able to determine the loan value because:
                                  -        The NYSE is closed for trading
                                           except for a normal holiday closing;
                                  -        The SEC determines that a state of
                                           emergency exists; or
                                  -        An order of the SEC permits a delay
                                           for the protection of
                                  -        policyowners.
--------------------------------------------------------------------------------

Assignment - Using        You may assign this policy as collateral security for
This Policy As            a loan or other obligation.  This does not change the
Collateral Security       ownership.  But your rights and any beneficiary's
                          rights  are subject to the terms of the assignment.
                          To make or release an assignment, we must receive
                          written notice, satisfactory to us, at our Service
                          Center. We are not responsible for the validity of any
                          assignment.
--------------------------------------------------------------------------------

Right To Fixed            You may elect benefits that do not vary with the
Life Benefits             investment results of a separate account.  You must
                          elect to do so within 24 months from the date of issue while either insured is living and this policy is in effect. No evidence of insurability will be required.
                          If you make this election, we will add an endorsement to this policy and your total investment base will be transferred to the guaranteed interest division of our general account. Future premium payments will be allocated to the guaranteed interest division. Once transferred to the guaranteed interest division, your total investment base may not be transferred to the separate account.





VUL92 SPECIMEN                                     - 19 -

--------------------------------------------------------------------------------

                          INSURANCE BENEFITS

--------------------------------------------------------------------------------

The Guarantee Period      ON THE POLICY DATE
                          The initial guarantee period and initial face amount on the policy date are shown on the Policy Schedule.
                          The guarantee period and face amount are not affected by investment results nor the allocation of the total investment base among the investment divisions. The guarantee period will change as described below as a result of any additional premiums.

                          WHEN AN ADDITIONAL PREMIUM IS PAID
                          The guarantee period will increase as follows:
                          (1) We determine the immediate increase in cash value resulting from the additional premium less premium loading. See Premium Loading.
                          (2) We add to (1) interest at the annual rate of 5% for the period from the date we receive and accept the additional premium to the policy processing date on or next following such date. This is the guarantee adjustment amount.
                          (3) If the guarantee period prior to payment is less than for the lifetime of the younger insured, the guarantee adjustment amount is added to the fixed base and the new fixed base will be used to calculate a new guarantee period. Any excess amount of additional premium beyond that necessary to extend the guarantee period to the whole of life of the younger insured will be returned to you.

                          AUTOMATIC ADJUSTMENT
                          On any policy anniversary if the cash value is
                          greater than the fixed base necessary to cause the guarantee period to equal the whole of life of the younger insured, the guarantee period will be extended to the whole of life of the younger insured.
--------------------------------------------------------------------------------

Proceeds Payable To       We will pay the death benefit proceeds to the
The Beneficiary           beneficiary upon the last surviving insured's death.
                          The proceeds may be paid in cash or under one or more
                           income plans.  See CHOOSING AN INCOME PLAN.

                          In the event of the death of either insured within two years from the date of issue, proof of such death should be promptly submitted to our Service Center since we will pay only a limited benefit under certain circumstances. See LIMITS ON OUR CONTESTING THIS POLICY AND SUICIDE.

                          DEATH BENEFIT PROCEEDS
                          Death benefit proceeds depend upon the death benefit option in effect on the date of death.

                          Option 1. Under this option, death benefit proceeds are determined as follows:
                          (1) We determine the policy's death benefit, which is the larger of the face amount or the variable insurance amount.
                          (2)     We subtract from (1) any policy debt.
                          (3)     We add to (2) any rider benefits payable.





VUL92 SPECIMEN                                     - 20 -

--------------------------------------------------------------------------------


Proceeds Payable To       Option 2.  Under this option, death benefit proceeds
The Beneficiary           are determined as follows:
(Continued)               (1)     We determine the policy's death benefit,
                                  which is the larger of the face
                                  amount plus cash value or the variable
                                  insurance amount.
                          (2)     We subtract from (1) any policy debt.
                          (3)     We add to (2) any rider benefits payable.

                          The value of the death benefit proceeds will be that as of the last surviving insured's date of death. If that death occurs during the grace period, we will pay the beneficiary the death benefit proceeds in effect immediately prior to the grace period reduced by any overdue charges. The death benefit will never be less than that required to keep this policy qualified as life insurance under the federal income tax laws.

                          CHANGING THE DEATH BENEFIT OPTION
                          On each policy anniversary beginning with the fifteenth, the owner may change the death benefit option. We will change the policy face amount in order to keep your death benefit constant as of the effective date of the change.

                          If the death benefit option is changed from Option 1 to Option 2, satisfactory evidence of insurability of both insureds will be required. A change in the death benefit option will not be permitted if it would result in a face amount of less than $100,000. In no event will a change be permitted if after the change, the policy would not qualify as life insurance under federal income tax laws.

                          HOW TO CLAIM DEATH BENEFIT PROCEEDS
                          The beneficiary should contact our Service Center for instructions. We will usually pay the proceeds within seven (7) days after we receive satisfactory proof of the last surviving insured's death and any other requirements, including due proof of death of the first insured to die. We may delay payment of all or part of the death benefit if we have not been able to determine this policy's cash value as of the date of death because:
                                  -        The NYSE is closed for trading
                                           except for normal holiday closing;
                                  -        The SEC determines that a state of
                                           emergency exists; or
                                  -        An order of the SEC permits a delay
                                           for the protection of
                                  -        policyowners.

                          If a delay is necessary and death of the last surviving insured occurs prior to the end of the guarantee period, we may delay payment of any excess of the death benefit over the face amount. After the guarantee period has expired, we may delay payment of the entire death benefit.

                          We will add interest to the death benefit proceeds at an annual rate of at least the minimum required by state law from the date of death to the date of payment.





VUL92 SPECIMEN                                     - 21 -

--------------------------------------------------------------------------------

                          CHOOSING AN INCOME PLAN

--------------------------------------------------------------------------------
                          You may choose one or more income plans under the policy for the payment of death benefit proceeds.
                          If, at the time of the death of the last surviving insured no plan has been chosen for paying death benefit proceeds, the beneficiary may choose a plan within one year. The owner may also elect an income plan under the policy on surrender of the policy.

                          Our approval is needed for any plan where:
                                  -        The person named to receive payment
                                           is other than the owner or
                                  -        beneficiary.
                                  -        The person named is not a natural
                                           person, such as a corporation; or
                                  -        Any income payment would be less
                                           than $100.
--------------------------------------------------------------------------------

The Income Plans          There are six (6) income plans to choose from.  They
                          are:

                          PLAN 1.  INCOME FOR A FIXED PERIOD
                          Payment is made in equal installments for a fixed number of years. We guarantee each monthly payment will be at least the amount shown in the following table. Values for annual, semi-annual or quarterly payments are available on request.


                                        Table for Income for a Fixed Period
                                         (Payments for Each $1,000 Applied)


                           --------------------------------------------------------------------------------------
                               Fixed Period                 Monthly          Fixed Period             Monthly
                                  of Years                  Income                of Years            Income
                                ------------                -------             ------------          -------
                                         1                      $84.47                   16               $6.53
                                         2                       42.86                   17                6.23
                                         3                       28.99                   18                5.96
                                         4                       22.06                   19                5.73
                                         5                       17.91                   20                5.51
                                         6                       15.14                   21                5.32
                                         7                       13.16                   22                5.15
                                         8                       11.68                   23                4.99
                                         9                       10.53                   24                4.84
                                        10                        9.61                   25                4.71
                                        11                        8.86                   26                4.59
                                        12                        8.24                   27                4.47
                                        13                        7.71                   28                4.37
                                        14                        7.26                   29                4.27
                                        15                        6.87                   30                4.18
                           --------------------------------------------------------------------------------------





VUL92 SPECIMEN                                     - 22 -

--------------------------------------------------------------------------------

                          PLAN 2.  INCOME FOR LIFE
                          Payment is made to the person named in equal monthly installments and guaranteed for at least a period certain. The period certain can be 10 or 20 years. Other periods certain are available on request. A refund certain may be chosen instead. Under this arrangement, income is guaranteed until payments equal the amount applied. If the person named lives beyond the guaranteed payments, payments continue until his or her death.

                          We guarantee each payment will be at least the amount shown in the following table. By age we mean the named person's age on his or her birthday nearest the plan's effective date. Amounts for ages not shown are available on request.

--------------------------------------------------------------------------------

The Income Plans
(Continued)                                     Tables for Income for
Life
                                      (Monthly Payments for Each $1,000 Applied)

                                                  Payments to a Male

                                    Age          10 Years Certain     20 Years Certain    Refund Certain
                                  -------        ----------------     ----------------    --------------
                                  0-10                   $3.24               $3.23            $3.22
                                  15                      3.32                3.31             3.30
                                  20                      3.41                3.40             3.39
                                  25                      3.52                3.51             3.50
                                  30                      3.66                3.64             3.63
                                  35                      3.84                3.81             3.79
                                  40                      4.07                4.00             3.99
                                  45                      4.36                4.23             4.24
                                  50                      4.71                4.50             4.54
                                  55                      5.14                4.79             4.92
                                  60                      5.68                5.10             5.39
                                  65                      6.35                5.38             6.01
                                  70                      7.17                5.60             6.83
                                  75                      8.07                5.72             7.94
                                  80                      8.93                5.75             9.48
                                  85 & over               9.54                5.75             ----

                          ------------------------------------------------------------------------------





VUL92 SPECIMEN                                     - 23 -

 ------------------------------------------------------------------------------

                              Payments to a Female

                                    Age          10 Years Certain     20 Years Certain    Refund Certain
                                  -------        ----------------     ----------------    --------------
                                  0-10                  $3.17                $3.16             $3.15
                                  15                     3.23                 3.22              3.21
                                  20                     3.30                 3.29              3.28
                                  25                     3.39                 3.38              3.37
                                  30                     3.50                 3.49              3.48
                                  35                     3.64                 3.62              3.61
                                  40                     3.81                 3.78              3.77
                                  45                     4.04                 3.99              3.98
                                  50                     4.33                 4.23              4.24
                                  55                     4.70                 4.53              4.57
                                  60                     5.17                 4.87              4.99
                                  65                     5.80                 5.22              5.55
                                  70                     6.63                 5.51              6.32
                                  75                     7.64                 5.68              7.39
                                  80                     8.64                 5.74              8.85
                                  85 & over              9.33                 5.75              ----
                          ---------------------------------------------------------------------------------





VUL92 SPECIMEN                                     - 24 -

--------------------------------------------------------------------------------

The Income Plans          PLAN 3.  INTEREST PAYMENT
(Continued)               Amounts can be left with us to earn interest at an
                          annual rate of at least 3%. Interest payments can be made annually, semi-annually, quarterly or monthly.

                          PLAN 4.  INCOME OF A FIXED AMOUNT
                          Payments of an agreed fixed amount are made annually, semi-annually, quarterly or monthly. The fixed amount per year must be at least $60 for each $1,000 of the amount applied. The amount applied will earn interest at an annual rate of at least 3%. Payments will continue until the amount applied and interest are fully paid.

                          PLAN 5.  JOINT LIFE INCOME
                          This plan is available if there are two persons named to receive payments. At least one of the persons named must be either the owner or beneficiary of this policy. Monthly payments are made as long as at least one of the named persons is living. We guarantee the payments will be at least the amount shown in the following table while both named persons are alive. When one dies, we guarantee to continue paying the other at least two-thirds of the amount shown. By age we mean the named person's age on his or her birthday nearest the plan's effective date. Amounts for two males, two females or for ages not shown in the table below are available on request.

                                             Two of Joint Life Income
                                    (Monthly Payments for Each $1,000 Applied)

                                                           Female Age

                                            55        60        65        70       75

                                   --------------------------------------------------------------
                                           50      $4.55    $4.76   $4.99    $5.26   $5.56
                                           55       4.75     4.99    5.27     5.59    5.95
                                           60       4.96     5.25    5.59     5.98    6.42
                          Male Age         65       5.18     5.53    5.94     6.43    6.99
                                           70       5.43     5.84    6.33     6.94    7.66
                                           75       5.69     6.16    6.73     7.49    8.41

                                   --------------------------------------------------------------



                          PLAN 6.  ANNUITY PLAN
                          An amount can be used to buy any single premium annuity we offer on the plan's effective date. Annuities combine features of guaranteed income and payment similar to plans 2 and 5.





VUL92 SPECIMEN                                     - 25 -

--------------------------------------------------------------------------------

Payments When Named       When the person named to receive payments dies, we
Person Dies               will pay any amounts still due.  The amounts still
                          due are determined as follows:
                                  -        For plans 1, 2 or 4, any remaining
                                           guaranteed payments will be
                                           continued.  Under plan 4, any unpaid
                                           proceeds with any accrued values of
                                           the remaining guaranteed payments
                                           may be paid in a single sum.  This
                                           means we deduct the amount of the
                                           interest each remaining guaranteed
                                           payment would have earned had it not
                                           been paid out early.  The discount
                                           interest rate is 3% for plan 1 and
                                           3.50% for plan 2.  But we will use
                                           the interest rate we used to
                                           calculate the payment for plans 1
                                           and 2, if they were not based on the
                                           table in this policy.
                                  -        For plan 3, we'll pay the amount
                                           left with us and any accrued
                                           interest.
                                  -        For plan 5, no amounts are payable
                                           after both named persons have died.
                                  -        For plan 6, the annuity agreement
                                           will state the amount due, if any.

--------------------------------------------------------------------------------

Limits On Our             We rely on the statements made in the applications.
Contesting This Policy    Legally, they are considered representations, not
                          warranties. We can contest the validity of this policy if any material misstatements are made in any applications. A copy of any application will be attached to this policy.

                          With respect to each insured, we will not contest the validity of this policy on the basis of statements as to that insured after this policy has been in effect during both insureds' lifetimes for two years from the date of issue. At the end of the second policy year, we will mail you a notice requesting that you tell us if either insured has died. Failure to tell us of the death of an insured during the two years from the date of issue will not avoid a contest, if we have basis to do so, even if the policy is still
                          in force. We will not contest any policy change that requires evidence of insurability, or any reinstatement of this policy, after the change or reinstatement has been in effect for two years during the lifetime of the insured or insureds living at the time the change or reinstatement takes effect.
--------------------------------------------------------------------------------

Quarterly Report          We will send you a report four (4) times a policy
                          year within 31 days after the end of each policy
                          quarter.  The report will show the death benefit,
                          cash value, any change in the additional insurance
                          rider face amount and policy debt as of the end of
                          the policy quarter.  The report will also show the
                          allocation of the total investment base as of such
                          date and the amounts deducted from or added to the
                          total investment base since the last quarterly
                          report.  The report will also include any other
                          information that may be currently required by the
                          insurance supervisory official of the jurisdiction in
                          which this policy is delivered.
--------------------------------------------------------------------------------

Changing This Policy      This policy with any benefit riders may be changed to
                          another plan of insurance according to our rules at the time of the change.





VUL92 SPECIMEN                                     - 26 -

--------------------------------------------------------------------------------

Policy Changes            For you to receive the tax treatment accorded to life
Applicable Tax Law        insurance under federal law, this policy must qualify
                          initially and continue to qualify as life insurance
                          under the Internal Revenue Code of 1986, as amended,
                          or successor law. Therefore, to maintain this
                          qualification to the maximum extent permitted by law,
                          we reserve in this policy the right to return any
                          premium payments that would cause this policy to fail
                          to qualify as life insurance under applicable tax law
                          as interpreted by us.  Further, we reserve the right
                          to make changes in this policy or its riders or to
                          make distributions from this policy to the extent we
                          deem it necessary to continue to qualify this policy
                          as life insurance. Any such changes will apply
                          uniformly to all policies that are affected.  You will
                          be given advance written notice of such charges.
--------------------------------------------------------------------------------

Error In Age Or Sex       If an age or sex for either insured as stated in the
                          application is wrong, it could mean the face amount or any other policy benefit is wrong. Therefore, amounts payable under this policy or its riders will be what the premiums paid would have bought for the guarantee period at the true age or sex.

--------------------------------------------------------------------------------

Suicide If either insured commits suicide within two years from the date of issue or reinstatement, while sane or insane, we will pay only a limited benefit and
                          then terminate this policy. The limited benefit will be the amount of the premiums paid less any policy debt.
--------------------------------------------------------------------------------

Establishing              If we are unable to determine which of the insureds
Survivorship              was the last survivor on the basis of the proofs of
                          death provided to us, we shall consider Insured No. 1
                          to be the last surviving insured.
--------------------------------------------------------------------------------

Claims Of Creditors       The proceeds of this policy will be free from
                          creditors' claims to the extent allowed by law.
--------------------------------------------------------------------------------

Non-Participating         This policy does not participate in the divisible
                          surplus of Merrill Lynch Life Insurance Company
                          ("Merrill Lynch Life").
--------------------------------------------------------------------------------

Authority To Make         All agreements made by us must be signed by our
Agreements                president or a vice president and by our secretary or
                          an assistant secretary. No other person, including an insurance agent or broker, can:
                                -        Change any of this policy's terms;
                                -        Extend the time for paying premiums; or
                                -        Make any agreement binding on us.





VUL92 SPECIMEN                                     - 27 -

--------------------------------------------------------------------------------

Changes In Policy         Changes in policy cost factors (expense charges,
Cost Factors              current cost of insurance rates, loan charges) will be
                          by class and based upon charges in future expectations
                          for such elements as: mortality, persistency, expenses
                          and taxes.  The policy cost factors are determined
                          prospectively.  We will not recoup prior losses by
                          means of policy cost factor changes.  Any change in
                          policy cost factors will be determined in accordance
                          with procedures and standards on file, if required,
                          with the insurance supervisory official of the
                          jurisdiction in which this policy is delivered.
--------------------------------------------------------------------------------

Maturity Date             On the maturity date of this policy we will pay the
Of This Policy            owner the cash value less any policy debt if either
                          insured is then living and this policy is in effect.
                          The cash value may be paid in cash or under one or
                          more income plans.  See CHOOSING AN INCOME PLAN.
--------------------------------------------------------------------------------

Required Note On          Our computations of reserves and fixed base are based
Our Computations          on the Commissioners 1980 Standard Ordinary Mortality
                          Tables and interest at the rate of 5% per year. In calculating the maximum joint and last survivor cost of insurance rates in Appendix 1, we use the exact ages of both insureds and their individual cost of insurance rates. When making our computations, we assume that death claims are paid immediately.
                          Mortality and expense risks of Merrill Lynch Life shall not adversely affect the dollar amount of insurance benefits or cash values.

                          We have filed a detailed statement of our computations with the insurance supervisor of the state or jurisdiction where this policy is delivered. All policy values equal or exceed those required by the law of that state or jurisdiction. Any benefit provided by an attached rider will not increase these values unless stated in that rider.





VUL92 SPECIMEN                                     - 28 -

--------------------------------------------------------------------------------
                          APPENDIX 1

--------------------------------------------------------------------------------

              TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE RATES
               (Quarterly Rates per $1,000 of Net Amount at Risk)

----------------------------------------------------------------------------------
         Policy                   Policy                    Policy
          Year     Factor          Year        Factor        Year       Factor

----------------------------------------------------------------------------------
           1       $0.00062         26        $0.50695        51      $29.50364
           2        0.00200         27         0.59735        52       33.76133
           3        0.00364         28         0.70806        53       38.38282
           4        0.00559         29         0.84492        54       43.31380
           5        0.00797         30         1.01203        55       48.61809
           6        0.01080         31         1.20971        56       54.32188
           7        0.01430         32         1.44039        57       60.54019
           8        0.01839         33         1.70448        58       67.48249
           9        0.02325         34         2.00341        59       75.52392
          10        0.02885         35         2.34693        60       85.75032
          11        0.03551         36         2.75356        61      100.49099
          12        0.04330         37         3.26880        62      125.24872
          13        0.05244         38         3.84120        63      174.86963
          14        0.06314         39         4.57483        64      305.59174
          15        0.07567         40         5.45962        65      333.33333
          16        0.09044         41         6.49574
          17        0.10808         42         7.68392
          18        0.12936         43         9.03348
          19        0.15507         44        10.53512
          20        0.18560         45        12.22534
          21        0.22169         46        14.16393
          22        0.26390         47        16.41144
          23        0.31218         48        19.04093
          24        0.36695         49        22.11355
          25        0.43101         50        25.60401





VUL92 SPECIMEN                                     - 29 -

--------------------------------------------------------------------------------
                          APPENDIX 2
--------------------------------------------------------------------------------

                         CASH VALUE CORRIDOR FACTORS
--------------------------------------------------------------------------------

         Age of Younger   Percentage of Cash                Age of Younger   Percentage of Cash
             Insured                    Value                   Insured                     Value

---------------------------------------------------------------------------------------------------

         40 and under                   250%                       61                       128%
              41                        243%                       62                       126%
              42                        236%                       63                       124%
              43                        229%                       64                       122%
              44                        222%                       65                       120%
              45                        215%                       66                       119%
              46                        209%                       67                       118%
              47                        203%                       68                       117%
              48                        197%                       69                       116%
              49                        191%                       70                       115%
              50                        185%                       71                       113%
              51                        178%                       72                       111%
              52                        171%                       73                       109%
              53                        164%                       74                       107%
              54                        157%                     75 - 90                    105%
              55                        150%                       91                       104%
              56                        146%                       92                       103%
              57                        142%                       93                       102%
              58                        138%                       94                       101%
              59                        134%                   95 and over                  100%
              60                        130%





VUL92 SPECIMEN                                     - 30 -

--------------------------------------------------------------------------------

Flexible Premium Joint    Variable universal life insurance payable upon death
And Last Survivor         of the last surviving insured.  Death benefit subject
Variable Universal Life   to guaranteed minimum during guarantee period.
Insurance Policy          Guaranteed minimum is policy's face amount.
                          Flexible premiums. Non-participating. Investment results reflected in policy benefits.





VUL92 SPECIMEN